UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2007

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PREMIER COMMUNITY BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-18868 (Commission File Number)	54-1560968 (I.R.S. Employer Identification No.)

4095 Valley Pike Winchester, Virginia (Address of principal executive offices)	22602 (Zip Code)

Registrant’s telephone number, including area code:  (540) 869-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2007, Meryl G. Kiser resigned as Chairman, President and Chief Executive Officer of Premier Bank, Inc., a wholly owned subsidiary of Premier Community Bankshares, Inc. (the “Company”). Mr. Kiser also resigned as a director of the Company.

In connection with his resignations, the Company and Mr. Kiser entered into a Confidential Resignation, Release and Settlement Agreement (the “Agreement”) dated January 3, 2007. The Agreement provides Mr. Kiser with a severance payment of $160,000 to be paid in 12 equal monthly installments. The Agreement also provides him with use of a company car for 90 days and reimbursement for COBRA payments for the 2007 year. The Agreement contains releases and waivers of claims by Mr. Kiser against the Company and his indemnification of the Company for claims arising from breaches of the Agreement or the Employment Agreement, effective as of December 12, 2006, that he entered into with the Company. The Agreement terminated the earlier Employment Agreement, but the restrictive covenants of the earlier Employment Agreement relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation remain in effect. Each of the covenant not to compete and the non-solicitation covenant continues generally for a period of 24 months following the last day of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER COMMUNITY BANKSHARES, INC.

(Registrant)

Date: January 5, 2007	By: /s/ John A. Willingham

John A. Willingham

Chief Financial Officer